Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-3 on Form S-1 Registration Statement of XTI Aerospace, Inc. (File No. 333-279901) of our report dated May 28, 2024, relating to the financial statements of XTI Aircraft Company as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in Amendment No. 1 to Form 8-K/A of XTI Aerospace, Inc. filed on May 28, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
April 18, 2025